EX-10.12

CONSULTING AGREEMENT  AMENDMENT


Reference is made to that certain Consulting Agreement (the "Agreement") dated September 1,2003, and the amendment thereto dated December 1, 2003 (the "December Amendment") between

DATAMEG CORP., a New York Corporation duly organized under law and having an usual place of business at XXXXX, Boston, MA 02113,
Attn: Andrew Benson, President (hereinafter referred to as the "COMPANY")

and

THOMAS STROUP of XXXXXXXXXX,XXXXX,
Virginia, (hereinafter referred to as the "CONSULTANT").

The Company wishes to utilize the services of the Consultant in an effort to acquire or merge with other companies, and the parties hereto acknowledge that this is a change of direction from that envisioned at the time the above referenced agreement and amendment were signed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant hereby agree to amend the Agreement and the December Amendment as follows:

1.VESTING OF OPTIONS

(a) Upon signing of a Letter of Intent between Company or any of its subsidiaries and any party to merge with Company, acquire Company, or to be acquired by Company, either in whole or in part, all options granted to Consultant in the Agreement and the December Amendment, including the options for 1 million shares of the Company's Common Stock that were to be granted upon Consultant becoming an employee of the company, shall vest immediately.

(b) All the options referenced above shall be registered within 10 days of said signing of a letter of intent.

All other terms and conditions of the Agreement remain unchanged.

DATED: February 7, 2004



DATAMEG CORP.


By:
Andrew Benson, President
Hereunto Duly Authorized


CONSULTANT:



Thomas Stroup